Exhibit 99.1

Chicken Soup for the Soul Entertainment Announces Timing of Regular Monthly Dividend for June 2019 for Series A Cumulative Redeemable Perpetual Preferred Stock

COS COB, CT – May 14, 2019 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a growing media company building online video on-demand (“VOD”) networks that provide positive and entertaining video content for all screens, today announced the timing for the payment of its declared regular monthly dividend of $0.2031 per share of its 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock for June 2019. The dividend will be payable on June 17, 2019 to holders of record as of May 31, 2019. The dividend will be paid in cash.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a growing media company building online VOD networks that provide video content for all screens. CSS Entertainment also curates, produces, and distributes long- and short-form video content that brings out the best of the human spirit, and distributes online content through its wholly-owned subsidiary, A Plus. CSS Entertainment is aggressively growing its business through a combination of organic growth, licensing and distribution agreements, acquisitions, and strategic relationships. CSS Entertainment is also expanding its partnerships with sponsors, television networks, and independent producers. CSS Entertainment’s subsidiary, Screen Media, is a leading global independent television and film distribution company that owns one of the largest independently owned television and film libraries. CSS Entertainment also owns Popcornflix®, a popular online advertiser-supported VOD (“AVOD”) network, Pivotshare, a subscription-based VOD network, Truli.com, a faith-based AVOD network, and four additional AVOD networks that collectively have rights to exhibit thousands of movies and television episodes. CSS Entertainment is a subsidiary of Chicken Soup for the Soul, LLC.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward-looking statements. CSS Entertainment expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CSS Entertainment’s expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based. Investors should realize that if CSS Entertainment’s underlying assumptions for the projections contained herein prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could vary materially from CSS Entertainment’s expectations and projections.

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INVESTOR RELATIONS

James Carbonara

Hayden IR

james@haydenir.com

(646) 755-7412

MEDIA CONTACT
Kate Barrette
RooneyPartners LLC
kbarrette@rooneyco.com
(212) 223-0561

www.cssentertainment.com	@CSSEntertain	www.facebook.com/chickensoupforthesoul